UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2013

TREX COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

(540) 542-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of William A. Andrews

On February 12, 2013, William A. Andrews, whose current term of service on the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) expires on the date of the Company’s annual meeting of stockholders on May 1, 2013, informed the Board of his decision not to stand for re-election. Mr. Andrews is the Chairman of the Board’s Compensation Committee and serves on the Board’s Nominating / Corporate Governance Committee.

Appointment of Michael F. Golden

On February 12, 2013, the Board of the Company appointed Michael F. Golden as a director to fill the directorship vacancy on the Board of Directors that will be created when Mr. Andrews retires. Mr. Golden was appointed to the class of directors whose term of office expires at the annual meeting of stockholders in 2013. Pursuant to the Company’s Amended and Restated 1999 Incentive Plan for Outside Directors (the “Incentive Plan for Outside Directors”), Mr. Golden received 2,355 stock appreciation rights, valued at $55,000, with the grant price being equal to the closing stock price of the Company’s stock on February 12, 2013. Mr. Golden will also receive compensation for service on the Board of Directors and any committees pursuant to the Incentive Plan for Outside Directors. The Incentive Plan for Outside Directors was amended and restated as of July 24, 2012, and filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012.

A copy of the press release announcing the appointment of Mr. Golden to the Board of Directors is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Trex Company herewith files the following exhibits:

Exhibit Number	Description of Exhibit

99.1	Press release dated February 14, 2013 announcing the retirement of William A. Andrews as a director of Trex Company, Inc., and the appointment of Michael F. Golden as a director of Trex Company, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: February 14, 2013	/s/ Ronald W. Kaplan

Ronald W. Kaplan
Chairman, President and Chief Executive Officer
(Duly Authorized Officer)